October 2, 2003 Mr. Michael BuckleyDirector, Emerging Technology Ventures The Gillette Company37 A Street Needham, MA 02492-9120

Re: Amendment of the Development and License Agreement between Palomar Medical Technologies, Inc. (“Palomar”) and The Gillette Company (“Gillette”) effective as of February 14, 2003 (“Agreement”)

Dear Mr. Buckley:

        Further to our recent discussions, we hereby agree, effective as of the date hereof, that Section 5.3 “Covenants Relating to Exploitation”, subsection (a)(ii)(2), of the Agreement shall be amended to read in its entirety as follows:

    (2)        prohibit the Palomar Licensee, in the development and commercialization of Light-Based Products in the Consumer Field or Professional Field pursuant to such license, from intentionally (A) designing, modifying or otherwise improving any Light-Based Product(s) with the goal or intent of improving its efficacy or performance in the Exclusive Field; or (B) optimizing, inducing, supporting or encouraging the use of any Light-Based Products in the Exclusive Field;

        We also hereby agree, effective as of the date hereof, that section 5.3(b)(iii) should be numbered 5.3(b)(ii)(3); section 5.3(b)(iv) should be numbered 5.3(b)(ii)(4); subsection 5.3(c) should be numbered 5.3(b)(iii); and subsection 5.3(d) should be numbered 5.3(b)(iv).

        The Parties hereby agree and acknowledge that except as modified by this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect. This letter agreement shall be governed by the laws of the Commonwealth of Massachusetts (without reference to the rules of conflict of laws thereof), and any dispute with respect hereto shall be resolved in accordance with Section 13.1 of the Agreement.

Very truly yours,
PALOMAR MEDICAL TECHNOLOGIES, INC.
/s/ Joseph P. Caruso
Name: Joseph P. Caruso
Title: CEO
Date: 10/2/03

AGREED AND ACCEPTED: THE GILLETTE COMPANY
/s/ Carol S. Fischman
Name: Carol S. Fischman
Title: Deputy General Counsel
Date: 10/2/03